EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Aames Investment Corporation for the registration of 19,048,042 shares of its common stock and to the incorporation by reference therein of our report dated March 22, 2005, with respect to the consolidated financial statements of Aames Investment Corporation included in its Annual Report (Form 10-K) for the six months ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California

April 18, 2005